Exhibit 99.1

St. Jude Medical Reports Fourth Quarter and Full-Year 2005 Results

St. Paul, MN, January 25, 2006 – St. Jude Medical, Inc. (NYSE:STJ) today reported sales and earnings results for the fourth quarter ended December 31, 2005, and full-year 2005.

The Company reported net sales of $790 million in the fourth quarter of 2005, an increase of 29% compared to $611 million in the fourth quarter of 2004. Unfavorable foreign currency translation comparisons decreased fourth quarter sales by about $13 million.

Net sales for 2005 were $2.915 billion compared to $2.294 billion in 2004, an increase of 27%. Favorable foreign currency translation comparisons increased 2005 sales by about $18 million for the full year.

Reported net earnings for the fourth quarter of 2005 were $5 million, or $0.01 per diluted share, compared to $125 million, or $0.33 per diluted share in the fourth quarter of 2004. Reported net earnings for the fourth quarter of 2005 include a $107 million, or $0.28 per diluted share, purchased in-process research and development charge associated with the acquisition of Advanced Neuromodulation Systems Inc. (ANS), which was completed on November 29, 2005. Reported net earnings also includes a $46 million, or $0.12 per diluted share, purchased in-process research and development charge associated with the acquisition of privately-held Savacor, Inc., which was completed on December 31, 2005.

Net earnings for the fourth quarter, excluding these charges, were $157 million, or $0.41 per diluted share, a 24% increase over the $0.33 adjusted diluted earnings per share in the fourth quarter of 2004. See the attached schedules for a reconciliation of these non-GAAP adjusted net earnings and adjusted diluted earnings per share to the Company’s reported GAAP results.

Reported net earnings for 2005 were $393 million, or $1.04 per diluted share compared to $410 million, or $1.10 per diluted share, in 2004. Adjusted net earnings for 2005 were $584 million, or $1.54 per diluted share compared to $430 million, or $1.16 per diluted share in 2004, an increase in earnings per share of 33%. See the attached schedules for a reconciliation of these non-GAAP adjusted net earnings and adjusted diluted earnings per share to the Company’s reported GAAP results.

Commenting on fourth quarter and full-year 2005 results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said: “Our fourth quarter results reflect continued strength across our business and conclude a year of significant progress for St. Jude Medical. We achieved a number of our strategic objectives throughout the course of the year, including strong market share gains in ICDs and diversification of our future growth drivers through the successful acquisition of the ANS neuromodulation business, the Endocardial Solutions, Inc. Ensite® platform, and the Velocimed vascular intervention business. We expect to continue to build and expand these new growth drivers going forward.”

Cardiac Rhythm Management
Fourth quarter implantable cardioverter defibrillator (ICD) product sales were $280 million, a 62% increase over the comparable quarter of 2004. ICD product sales for the full-year 2005 were $1.007 billion, representing a 72% increase over 2004. These results continued to underscore the competitiveness of St. Jude Medical’s ICD product portfolio and program.

Fourth quarter pacemaker sales were $233 million, an increase of 4% from the comparable quarter of 2004. Total pacemaker sales for 2005 were $918 million, up 3% over 2004.

Atrial Fibrillation (AF)
AF product sales for the fourth quarter totaled $72 million, a 64% increase over the fourth quarter of 2004. Total AF sales for 2005 were $254 million, a 62% increase over 2004.

Cardiology
Total sales of cardiology products for the fourth quarter were $110 million, a 5% increase over the fourth quarter of 2004. Total cardiology product sales for 2005 were $437 million, up 12% over 2004. Within this category of products, vascular sealing device sales for the fourth quarter of 2005 totaled $83 million, an 8% increase over the fourth quarter of last year.

Cardiac Surgery
Total cardiac surgery sales for the fourth quarter of 2005 were $70 million, an increase of 6% compared to the fourth quarter of last year. Sales of heart valve products in the fourth quarter 2005 were approximately $65 million, an increase of 7% compared with the fourth quarter of last year. Total Cardiac Surgery product sales for 2005 were $274 million, remaining the same as in 2004.

Neuromodulation
St. Jude Medical sales of neuromodulation products totaled $25 million in the quarter, which reflects the consolidation of ANS with St. Jude Medical beginning November 15, 2005, the date the Company closed the initial tender offer period and acquired 89% of ANS.

First Quarter and Full-Year Earnings Guidance
The Company expects its consolidated EPS for the first quarter of 2006 to be in the range of $0.41 to $0.43, excluding estimated stock compensation expense of $0.03 to $0.04. Consolidated EPS for the full year of 2006 is expected to be in the range of $1.77 to $1.80, excluding estimated stock compensation expense of $0.13 to $0.14.

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (which may include items such as litigation reserve adjustments, income tax adjustments and in-process research and development charges). These adjustments result from facts and circumstances (including business development activities, strategic developments and changes in applicable laws and regulations) that vary in frequency and/or impact on the Company’s results of operations. In addition, St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company, including allocating resources and evaluating results relative to employee performance compensation targets, because management considers these measures to represent the results of the Company’s core business operations. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast
During a conference call today at 7:30 a.m. Central Standard Time, St. Jude Medical will further discuss these results and provide more information concerning sales and earnings guidance for the first quarter and full-year 2006.

St. Jude Medical’s fourth quarter earnings conference call will be live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=73836&eventID=1180515.

About St. Jude Medical
St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology, and neuromodulation. Headquartered in St. Paul, Minnesota, the Company employs approximately 10,000 people worldwide. For more information, please visit www.sjm.com.

Any statements made regarding St. Jude Medical’s anticipated future product launches, regulatory approvals, revenues, earnings, market shares, and potential clinical success are forward-looking statements which are subject to risks and uncertainties, such as those described in the Company’s Quarterly Report on Form 10-Q filed on November 8, 2005 (see page 35). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31				Year Ended December 31
	2005		2004		2005		2004
Net sales	$789,936		$610,676		$2,915,280		$2,294,173
Cost of sales:
Cost of sales before special charges	207,125		175,363		796,761		666,977
Special charges							12,073
Total cost of sales	207,125		175,363		796,761		679,050
Gross profit	582,811		435,313		2,118,519		1,615,123

Selling, general & administrative	268,704		191,275		968,888		759,320
Research & development	104,942		77,840		369,227		281,935
Purchased R&D	153,074		9,100		179,174		9,100
Special charges (credits)			5,500		(11,500)		28,810

Operating profit	56,091		151,598		612,730		535,958
Other income (expense)	1,636		1,998		8,674		1,234

Earnings before taxes	57,727		153,596		621,404		537,192
Income tax expense	52,856		28,837		227,914		127,258
Net earnings	$4,871		$124,759		$393,490		$409,934

Adjusted net earnings (Non-GAAP)	$156,945	(1)	$123,287	(2)	$584,034	(3)	$430,399	(4)

Diluted earnings per share	$0.01		$0.33		$1.04		$1.10
Adjusted diluted earnings per share (non-GAAP)	$0.41	(1)	$0.33	(2)	$1.54	(3)	$1.16	(4)

Weighted average shares outstanding-diluted	382,974		374,086		379,106		370,992

(1)	Adjusted fourth quarter 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
—$153,074 purchased R&D charges, or $.40 per share, related to the acquisitions of Advanced Neuromodulation Systems, Inc. and Savacor, Inc.
—$1,000 reduction in income tax expense on the repatriation of $500 million under the American Jobs Creation Act of 2004

(2)	Adjusted fourth quarter 2004 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
—$9,100 purchased R&D charges, or $.02 per share, related to the acquisition of Irvine Biomedical, Inc.
—$3,410 expense, or $.01 per share, from the settlement of a patent infringement lawsuit with Edwards LifeSciences Corporation
—$13,982 reversal, or $.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

(3)	Adjusted 2005 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
—$6,200 contribution, or $.02 per share, to the St. Jude Medical Foundation, recorded as a charge to SG&A expense
—$179,174 purchased R&D charges, or $.47 per share, related to the acquisitions of Advanced Neuromodulation Systems, Inc., Savacor, Inc., Velocimed LLC and Endocardial Solutions, Inc.
—$7,130 credit, or $.02 per share, for the reversal of accrued Symmetry™ Bypass System legal costs, net of settlement costs
—$26,000 income tax expense, or $.07 per share, on the repatriation of $500 million under the American Jobs Creation Act of 2004
—$13,700 reversal, or $.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

(4)	Adjusted 2004 net earnings and adjusted diluted net earnings per share exclude after tax charges and credits of:
—$8,917, or $.02 per share, for Symmetry™ Bypass System product line discontinuance and $13,020, or $.04 per share, for Symmetry™ Bypass System litigation
—$9,100 purchased R&D charges, or $.02 per share, related to the acquisition of Irvine Biomedical, Inc.
—$3,410 expense, or $.01 per share, from the settlement of a patent infringement lawsuit with Edwards LifeSciences Corporation
—$13,982 reversal, or $.04 per share, of previously recorded income tax expense due to the finalization of certain tax examinations

Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2005	December 31, 2004
Cash & cash equivalents	$534,568	$688,040
Accounts receivable, net	793,929	630,983
Inventories	378,456	330,873
Other current assets	356,652	283,326
Property, plant & equipment, net	438,416	326,981
Goodwill	1,634,973	593,799
Other intangible assets, net	572,246	207,096
Other assets	164,616	169,649
Total assets	$4,873,856	$3,230,747

Current liabilities	$967,382	$605,393
Long-term debt	836,970	234,865
Deferred income taxes	186,459	56,561
Total equity	2,883,045	2,333,928
Total liabilities & equity	$4,873,856	$3,230,747